File No. 70-8661

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Amendment No. 2
                        (Post-Effective Amendment No. 1)
                                       to
                                    Form U-1

                           APPLICATION OR DECLARATION

                                      under

                 The Public Utility Holding Company Act of 1935

                              ALABAMA POWER COMPANY
                              600 North 18th Street
                            Birmingham, Alabama 35291

               (Name of company or companies filing this statement
                  and addresses of principal executive offices)

                              THE SOUTHERN COMPANY

                 (Name of top registered holding company parent
                         of each applicant or declarant)

                                 Art P. Beattie
                     Vice President, Secretary and Treasurer
                              Alabama Power Company
                              600 North 18th Street
                            Birmingham, Alabama 35291

                   (Names and addresses of agents for service)

          The Commission is requested to mail signed copies of all orders, notices and communications to:

                                 W. L. Westbrook
                            Financial Vice President
                              The Southern Company
                           270 Peachtree Street, N.W.
                             Atlanta, Georgia 30303

     John D. McLanahan                           Walter M. Beale, Jr.
   Troutman Sanders LLP                           Balch & Bingham LLP
600 Peachtree Street, N. E.                     1901 Sixth Avenue North
        Suite 5200                                    Suite 2600
Atlanta, Georgia 30308-2216                    Birmingham, Alabama 35203


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                              INFORMATION REQUIRED

Item 3.    Applicable Statutory Provisions.
           Item 1 is hereby amended by adding the following thereto:
           Because of an unavailability of an allocation of the state ceiling for the issuance of tax-exempt bonds under Section 146 of the Internal Revenue Code of 1986, as amended, one or more series of the new Bonds may bear interest at a taxable rate, until such an allocation becomes available. Accordingly, bond counsel's opinion that "interest on the new Bonds will generally be exempt from federal income taxation" will be contingent upon receipt of such an allocation and conversion of the new Bonds to bear interest at a tax-exempt basis. For as long as interest on the new Bonds is taxable to the holder, the effective cost thereof may exceed the yield on U.S. Treasury securities having a maturity comparable to that of such new Bonds.

                                    SIGNATURE
         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this amendment to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  November 13, 1997                 ALABAMA POWER COMPANY



                                          By       /s/Wayne Boston
                                                      Wayne Boston
                                                   Assistant Secretary